Exhibit 10.16

EXECUTION COPY

EMPLOYMENT  AGREEMENT

    This Employment Agreement  ("Agreement") is made and entered into on  10/25, 2011 by and between AL International , Inc., a Delaware corporation, doing business gevity ("Company") and William J. Andreoli  ("Employee") .  Capitalized  terms used  in this Agreement and not otherwise defined herein  shall have the meaning  set forth in the Purchase Agreement.

RECITALS:

    WHEREAS, entering into this Agreement is a condition of closing under  that certain Equity Purchase Agreement of the date hereof (the "Purchase Agreement"), pursuant to which the Company is purchasing one hundred percent ( 100%) of the issued and outstanding shares of capital stock and membership interests of each of Financial Destination, Inc. ("FDI"), FDI Management Co., Inc. ("FDIM"), FOi  Realty, LLC ("FDIR") and MoneyTRAX , LLC ("MoneyTRAX" and, together with FOi, FDIM and FDIR, the "FDI Entities");

    WHEREAS, Company wishes to procure Employee's employment with Company and Employee wishes to accept such employment , upon the terms and  conditions  hereinafter  set forth; and

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

    1.  Duties and Term.

       (a)  Company hereby employs Employee to serve as  President  of  the Company, to perform such  duties as may be determined by the Board of Directors of Company and which are consistent with the duties that Employee performed for the FDI Entities prior to the date hereof. Employee shall perform his duties in accordance with and subject to  such policies, guidelines and directions as are consistent herewith and established by the Board of Directors of Company from time to time.

       (b)  Employee acknowledges that as an executive performing services for a subsidiary of a publicly held company, he will need to conform with certain policies and procedures that will be established by Company and that may not previously have been incorporated in the policies and procedures of the FDI Entities.

       (c)  Employee shall devote his full working time, effort, skill, and attention to the affairs of Company and shall faithfully perform his duties hereunder to promote Company's interests and observe and perform his agreements contained herein.

       (d)  The term of this Agreement shall commence as of the Closing Date (which is excepted to occur on or about August 31, 2011 and shall continue for a term of ten (10) years ("Initial Term"). At the end of the Initial Term, this Agreement may be extended by mutual written agreement of the parties (said term, as the same may be extended by written agreement, referred to as the "Term").  Unless so extended, Employee's employment thereafter shall be considered to be "at will" and not part of the Term.  Prior to any such extension, Employee’s employment with the Company shall not be considered to be “at will”.

    2.  Compensation.

       (a)  Salary: Subject to Section 2(b), during the Term of this Agreement, Company shall pay to Employee as compensation a salary of $170,000 per annum (“Salary”), in accordance with the standard payroll practices of Company. In addition, Company may, in its discretion, elect to award Employee an annual bonus. Employee’s salary level shall be reviewed by the Board of Directors on an annual basis and Employee shall be entitled to an increase in salary if specified objectives are satisfied.

       (b)  Adjustment to Salary: In the event that the amount of any payment of Contingent Consideration is reduced as a result of Annual DP Gross Revenue being less than Target DO Gross Revenue pursuant to Section 1.3(d) of the Purchase Agreement, Employee’s Salary shall be reduced by the same percentage as the reduction in the payment of Contingent Consideration pursuant to the Purchase Agreement.

       (c)  Initial Executive Team Goals Bonus: Employee shall receive stock options in the amount of one hundred and twenty-five thousand (125,000) shares, at the strike price equal to the last closing price of the Company’s common stock on the date of such grant, if Company reaches Fifty Million dollars ($50,000,000) in Gross Revenue for any calendar year (“Threshold”). The stock options shall be granted to Employee at the first Board meeting held following achievement of the Threshold, or, if no such Board meeting is scheduled to be held within thirty (30) days following the achievement of the Threshold, by unanimous written consent of the Board on or prior to such date. The stock options shall provide that Employee can exercise them by means of a cashless exercise.

       (d)  Future Bonuses: Future annual bonus and/or spot bonuses can be made available to Employee based upon the achievement of mutually-agreeable objectives set forth by Employee and Company. The bonus shall be payable in either cash or stock, or some combination of the two, depending upon the Company’s cash flow position and at the sole discretion of Company.

    3.  Expenses.  Company will reimburse Employee for all reasonably necessary expenses incurred by him in carrying out his duties under this Agreement, including reimbursement of all reasonable travel and entertainment expenses incurred by Employee. With respect to any particular expense exceeding $100.00 or any series of expenses exceeding $250.00 in any thirty (30) day period, Employee shall present to Company an itemized account of such expenses in such form as may be reasonably required by Company. Company may impose reasonable limitations on the amount of expenses Employee may incur on behalf of Company.

    4.  Employee  Benefit  Plans.  Employee shall be entitled to participate in any employee benefit plans that Company from time to time offers to its employees generally or are offered generally by Company to employees of its subsidiaries to the extent Employee is eligible to participate in such plans, and under the same terms as provided to other key executive employees of Company.

    5.  Paid Time Off. Employee shall be entitled to paid time off (“PTO”) during each calendar year of the Term in accordance with Company’s policies. Such PTO shall be taken at times consistent with the proper performance by Employee of his duties and responsibilities. PTO is to be taken in the calendar year in which it accrues, any unused PTO days will be administered in accordance with Company’s standard policies with respect to rollovers and accruals.

    6.  No Hindrances. Employee represents and warrants to Company that he is free to accept employment with Company hereunder, and that he has no prior other obligations or commitments of any kind to anyone that would in any way materially hinder or interfere with his acceptance of and performance of such employment with Company.

    7.  Other Business.  Employee shall devote his full working time, attention, and energy to the business of Company and corporations affiliated with Company, including the FDI Entities, and shall not during the term of this Agreement be engaged in any other business activity if pursued for gain, profit, or other pecuniary advantage without Company’s prior written consent, which consent shall not be unreasonably withheld. The Company’s acknowledges and agrees that Employee is, and the Company expressly permits Employee to remain, the owner and operator of restaurants in the New Hampshire area.

    8.  Termination. Subject to the provisions of this Paragraph 8, either Company or Employee may terminate this Agreement prior to the expiration of the Term, as provided for herein:

       (a)  Company shall have the right to terminate this Agreement for Cause (as hereinafter defined).

       (b)  Company may terminate this Agreement for other than Cause, provided that in such circumstances, Company shall be obligated to:

          (i)  pay to Employee all accrued but unpaid Salary amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, unused PTO pay to the extent accrued prior to termination); and

          (ii)  continue to pay to Employee his Salary until six months after the date of termination (the “Severance Period”). The payments required to be paid under this Paragraph 8(b)(ii) are referred to herein as the “Severance Payments.” The Severance Payments will be made in equal installments during the Severance Period pursuant to the Company’s regular payroll schedule and practices, and subject to the provisions of this Section 8. The making or acceptance of any Severance Payment shall not negate, reduce or modify any other other payment(s) that Purchaser may owe to Seller under the Equity Purchase Agreement.

    Employee agrees to provide Company with prior written notice of his resignation from Company at least thirty (30) days prior to such resignation.

       (c)  If  Company  terminates  this  Agreement  for  Cause;  or   if  Employee terminates this Agreement, then Company’s sole liability shall be to pay to Employee all accrued but unpaid Salary amounts payable hereunder with respect to the period ending on the date of termination, together with reimbursement of any approved expenses previously incurred and unused PTO pay to the extent accrued prior to termination) any other amounts or rights of Employee hereunder shall be automatically forfeited.

    (d)  For purposes of this Agreement, “Cause” shall mean:

          (i)  Employee (A) is convicted of or pleads guilty or nolo contendere to criminal conduct involving a felony or embezzlement of corporate funds or property, or (B) fails to comply in all material respects with the general written policies of Company, including without limitation, trading in securities on non-public information or otherwise in violation of Company’s insider trading policies; or

          (ii)  refusal to obey lawful instructions given in writing by the Board of Directors of Company as to the performance of Employee’s duties under this Agreement; provided, however, that such instructions are consistent with the duties that Employee performed for Company prior to the date hereof, which refusal is (A) not remedied within ten (10) days after receipt by Employee of written notice from the Board of Directors of Company identifying such refusal, or (B) subsequently repeated; or

          (iii)  repeatedly and materially performs below expectations of the Board of Directors of Company as communicated in writing to Employee and such performance is not remedied during the six (6) month period in which Company communicates in writing such performance deficiencies with Employee; or

          (iv)  Employee acts in a grossly negligent or intentional manner which results in substantial harm to Company, its affiliates, or their respective business, prospects or operations; or

          (v)  an intentional and material breach by Employee of his duties and responsibilities hereunder which is (A) not remedied within ten (10) days after receipt by Employee of written notice from the Board of Directors with respect to such breach, or (B) is subsequently repeated within six (6) months.

       (e)  Employee acknowledges and agrees that the Severance Pay is the full amount of severance payable to Employee pursuant to the terms of this Agreement if Employee is terminated by Company without Cause. Employee further acknowledges that the Severance Pay is not payable if Employee is terminated for Cause, or if Employee voluntarily resigns or if employment is terminated as a result of death or disability. For purposes of this Agreement, “disability” shall mean the cessation of the Employee’s ability to perform his duties as described in Section 1, with or without reasonable accommodation, due to a mental or physical illness, incapacity or disability for an aggregate period of more than thirteen (13) weeks during any twelve (12) month period.

    Employee acknowledges and agrees that a change of control of Company in which Employee is offered continued employment is not an event requiring payment of Severance Pay provided that continued employment is on substantially the same terms and conditions as prior to a change of control (i.e., substantially the same responsibilities, salary and benefits). Employee further acknowledges that during the Severance Period, Employee shall not be entitled to participate in any employee benefit plans, except to the extent that Employee elects COBRA coverage which shall be at Employee’s expense.

    (f)  The Severance Payments do not constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treas. Reg. §1.409A-1(b)(9)(iii) in that the Severance Payments are payable only upon an involuntary separation of service. If the Severance Payments are deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, the following interpretations apply to the Severance Payments: (i) any termination of Employee’s employment triggering payment of the Severance Payments must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by him to Company at the time his employment terminates), the Severance Payments shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(g) shall not cause any forfeiture of benefits on the Employee’s part, but shall only act as a delay until such time as a separation from service occurs; (ii) if Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder), any installment of the Severance Payments that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (A) one business day following the six- month anniversary of the date his separation from service becomes effective, and (B) the date of Employee’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) one business day following the six- month anniversary of the date his separation from service becomes effective, and (B) his death, Company shall pay Employee in a lump sum the aggregate value of the non- qualified deferred compensation that Company otherwise would have paid him prior to that date under Section 8(b)(ii) of this Agreement and thereafter shall pay Employee the amounts payable to him in accordance with the schedule of fixed payments set forth in Section 8(b)(ii), as applicable; (iii) it is intended that each installment of the payments and benefits provided under Section 8(b)(ii) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code; and (iv) neither Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

    (g)  Company’s  obligation  under  this  Paragraph  8  to  pay  the  Severance Payments shall be subject to (i) the execution (without revocation) and delivery by Employee of a release of claims, in customary form reasonably satisfactory to Company, of claims against the Company and its affiliates (including the FDI Entities), arising out of this Agreement and Employee’s employment relationship with Company (the “Release”), and (ii) the Release becoming effective and irrevocable prior to the sixtieth (60th) day following the effective date of the termination of the Employee’s employment.

    (h)  In the event that Employee breaches his obligations under Paragraphs 9 through 11 below, then, without limiting the other rights and remedies available to Company under Paragraph 12, Company shall be entitled to immediately terminate making any further Severance Payments to Employee.

    (i)  Except as set forth in the Purchase Agreement, nothing in this Agreement shall relieve, waive, reduce or modify Company’s obligation to make any and all payments set forth in the Purchase Agreement (whether obligatory or contingent), including but not limited to any and all payments set forth in Sections 1.2 and 1.3 of the Purchase Agreement.

    9.  Confidentiality and Covenant Not to Disclose.

    (a)  Employee agrees that, by virtue of the performance of the normal duties of his position with Company and by virtue of the relationship of trust and confidence between Employee and Company, he possesses certain data and knowledge of operations of Company which are proprietary in nature and confidential. Employee covenants and agrees that he will not, at any time, whether before or after the termination of this Agreement, reveal, divulge or make known to any person (other than Company or its affiliates) or use for his own account, or for the benefit of any other person or entity other than Company or its affiliates, any confidential or proprietary records, data, trade secrets, technology, customer information, pricing policy, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by Company or its affiliates, or any other confidential or proprietary information of Company or its affiliates, or of its customers, suppliers or other third parties that Employee gained access to through his employment by Company (the “Confidential Information”), whether or not obtained with the knowledge and permission of Company or its affiliates and whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee. Employee further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information for the sole benefit of Company and its affiliates and their successors and assigns. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Employee by Company or its affiliates; (ii) becomes publicly known and made generally available after disclosure to Employee by Company or its affiliates through no action or inaction of Employee; (iii) was already in the possession of Employee in writing before its receipt from the Company; (iv) was obtained from a third party who is free to divulge the same; and (v) which is required by law or other competent authorities to be disclosed.

    (b)  Employee acknowledges and agrees that he will not knowingly use any trade secrets of Company to contact or solicit any person, including without limitation, Company’s employees, suppliers and customers, or otherwise use such Company trade secrets to unfairly compete with Company.

    (c)  Employee acknowledges and agrees that all computer programs and disks, manuals, drawings, blueprints, letters, notes, notebooks, reports, books, procedures, forms, documents, records or papers, or copies thereof, pertaining to the operations or business of Company or its affiliates made or received by Employee or made known to him in any way in connection with his employment and any other Confidential Information are and will be the exclusive property of Company or its affiliates. Employee agrees not to copy or remove any of the above from the premises and custody of Company or its affiliates, or disclose the contents thereof to any other person or entity, or make use thereof for his own purposes or for the benefit of any other person or entity, except as specifically authorized in writing by the Board of Directors of Company or in connection with the performance of his duties under this Agreement. Employee acknowledges that all such computer programs and disks, papers and other materials will at all times be subject to the control of Company, and Employee agrees to surrender and return the same to Company upon request of Company, and in any event will surrender and return such no later than the termination of Employee’s employment hereunder, whether voluntary or involuntary. Company may notify anyone employing Employee at any time of this provision of this Agreement.

    (d)  The obligations of this Paragraph 9 shall apply to any and all employment relationship between Company and Employee, whether under this Agreement, at will or otherwise, and shall survive the termination of this Agreement.

    (e)  Notwithstanding any other provision of this Paragraph 9, Employee may disclose Confidential Information in response to a subpoena or valid order of a court or other governmental agency, provided that Employee first provides notice to the Company and reasonably cooperates, at Company’s sole expense, with the Company to obtain a protective order requiring such Confidential Information be disclosed only for the limited purposes for which the order was issued.

    10.  Inventions and Discoveries. Employee hereby assigns, transfers and conveys to Company all of Employee’s right, title and interest to, and shall promptly disclose to the Board of Directors of Company, all ideas, inventions, discoveries, or improvements (whether or not patentable) conceived or developed solely, or jointly with others, by Employee during his Term of employment, (a) that relate directly or indirectly to the business of Company or its affiliates as conducted at any time during his Term of employment, (b) which relate to the actual or anticipated research or development activities of Company or its affiliates, (c) which result from any work performed by Employee for Company or its affiliates; or (d) for which Confidential Information of Company or its affiliates was used. Upon the request of Company and at the Company’s sole cost, Employee shall execute and deliver to Company any and all instruments, documents and papers, give evidence and do any and all other acts which Company deems necessary or desirable to document such assignment, transfer and conveyance, or to enable Company or its affiliates to file and prosecute applications for, and to acquire, maintain and enforce, any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such discoveries, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. Company will be responsible for the preparation and cost of any such instruments, document and papers and shall reimburse Employee for all reasonable expenses incurred by him in complying with the provisions of this Paragraph 10; provided, Employee shall not be entitled to any further compensation or consideration for performance of his obligations under this Paragraph 10. The obligations of Employee under this Paragraph 10 shall apply to any and all employment relationship between Company and Employee, whether under this Agreement, at will or otherwise, and shall survive the termination of this Agreement.

    11.  Business Materials and Property of Company. All written materials, records and documents (whether hard copies or in electronic media) made by Employee or coming into his possession concerning the business or affairs of Company or its affiliates shall be the sole property of Company or its affiliates and, upon termination of his employment with Company, Employee shall deliver the same to Company and shall retain no copies. Employee shall also return to Company all other property in his possession owned by Company or its affiliates upon termination of his employment. The obligations of Employee under this Paragraph 11 shall apply to any and all employment relationship between Company and Employee, whether under this Agreement, at will or otherwise, and shall survive the termination of this Agreement.

    12.  Breach by Employee. It is expressly understood, acknowledged and agreed by Employee that (i) the restrictions contained in Paragraphs 9 through 11 of this Agreement are given in consideration of Company’s agreements contained herein, and represent reasonable and necessary protections of the legitimate interest of Company and its affiliates and that Employee’s failure to observe and comply with the covenants and agreements in those Paragraphs may cause irreparable harm to Company and/or its affiliates; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Employee will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Company and its affiliates may have in the event of any breach of those paragraphs, Company and its affiliates may each be entitled, and each is expressly and irrevocably authorized by Employee, to demand and obtain specific performance; including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Employee, in order to enforce against Employee, or in order to prevent any breach or any threatened breach by Employee, of the covenants and agreements contained in those paragraphs.

    13.  Indemnification. To the fullest extent provided by law, the Company will indemnify Employee against and hold him harmless from liabilities of whatsoever kind and nature which may be imposed on, incurred by or asserted against him at any time related to actions taken or omitted on behalf of the Company in his capacity as an executive officer of the Company (irrespective of whether Employee is employed by the Company). The Company shall also cover Employee under any by-law indemnity as well as directors’ and officers’ liability insurance that will continue in effect both during the Agreement Term and, while potential liability exists, thereafter. The obligations of the Company under this Paragraph 13 shall apply to any and all employment relationship between Company and Employee, whether under this Agreement, at will or otherwise, and shall survive the termination or expiration of this Agreement.

    14.  Miscellaneous.

       (a)  Entire Agreement.   This Agreement sets forth the entire agreement and understanding of the parties concerning the employment of Employee by Company.  This Agreement is intended to supplement the provisions of the Purchase Agreement. The provisions of Paragraphs 9 through 11 of this Agreement are in addition to, and not in substitution for, any agreements regarding confidentiality, non-solicitation, work made for hire or the like previously or in the future executed and delivered by Employee for the benefit of Company.

       (b)  Inconsistency in Agreements. In the event of a conflict or inconsistency between this Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control. In the event of a conflict or inconsistency between this Agreement and the Non-Competition, Non-Solicitation, No-Disclosure and Intellectual Property Agreement, the terms and provisions of this Agreement shall control.

       (c)  No Additional Promises. No representation, promise, inducement, or statement of intention has been made by or on behalf of either party hereto which is not set forth in this Agreement.

       (d)  Amendments. This Agreement may not be amended or modified except by written instrument executed by the parties hereto.

       (e)  Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and delivered in person, by overnight delivery by nationally recognized carrier, or sent by certified mail to Employee and to Company as specified hereafter, or to such other address as either party shall designate by written notice to the other:

             If to Company:

                AL International, Inc.
                2400 Boswell Rd.
                Chula Vista, CA 91914
                Facsimile: 619-934-5009
                Attention:  Steve Wallach

             If to Employee:

                William J. Andreoli
                81 Heritage Hill Rd.
                Windham, N.H. 03087

       (f)  Assignment. The terms and provisions of this Agreement shall inure to the benefit of Employee, Company and its affiliates, and their respective subsidiaries, affiliates, heirs, legal representatives, successors and assigns.

       (g)  No Waivers. The failure of any party to this Agreement at any time or from time to time to require performance of any other party’s obligations under this Agreement shall in no manner affect such party’s right to enforce any provision of this Agreement at a subsequent time and shall not constitute a waiver by such party of any right arising out of any subsequent breach.

       (h)  Governing Law. This Agreement shall be subject lo and governed by the laws of the State of California without giving effect to its conflicts-of-laws principles.

       (i)  Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such  cou1t determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless; remain in full force and effect, provided that the severing of such provision or portion t11ereof will not materially change the substance of this Agreement.

       (j)  Incorporation of Recitals. The parties agree that the preamble and recitals are true and correct and that the preamble and recitals, as well as the definitions set forth therein, are hereby incorporated into this Agreement by reference.

       (k)  Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and by facsimile or Portable  Document  Format  ("pdf'),  each   of which when so executed and delivered shul1 be an original, but all such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective for the period described therein.

                COMPANY:

                AL International, Inc.

                By:  /s/ Steve Wallach
                Name:  Steve Wallach
                Title:  CEO

                EMPLOYEE:

               /s/ William J. Andreoli
                William J. Andreoli